Exhibit 99.1

WorldHeart Announces First U.S. Implant of Levacor™ VAD

Implant at INTEGRIS in Oklahoma City

SALT LAKE CITY, January 19, 2010 — World Heart Corporation (“WorldHeart”; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that the first U.S. implant of the Levacor Ventricular Assist Device (“VAD”) was successfully performed at INTEGRIS Baptist Medical Center (“INTEGRIS”) in Oklahoma City on Wednesday, January 13, 2010.

This is the first implant in the Levacor VAD bridge-to-transplant (“BTT”) study, which is expected to enroll 160 patients, pursuant to a recently approved U.S. Investigational Device Exemption Application.  INTEGRIS is the first of the initial ten BTT clinical study sites.

The recipient, an Oklahoma native, is a 59- year-old woman suffering from severe cardiomyopathy, or a weakened heart muscle.   Dr. Craig Elkins, cardiac surgeon and INTEGRIS’ surgical Principal Investigator for the study commented, “The device implant was remarkably smooth with a relatively short procedure and the patient is recovering quickly from her surgery.  We are excited to participate in the study and pleased to offer to our patients this new technology.”

Mr. J. Alex Martin, WorldHeart’s President and Chief Executive Officer added, “We are especially pleased to reach this important milestone and are gratified to provide this therapy to bridge those waiting for a donor heart.”

About  the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial. By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands. World Heart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s first implant in the bridge-to-transplant clinical study of the Levacor Ventricular Assist Device, strategic direction, increase in shareholder value, access to investment capital, its clinical development programs and the product pipeline, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor Ventricular Assist Device, WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361